Exhibit 10.18

February 18, 2003

Mr. Denis Brotzel

837 Hierra Court

Los Altos, California 94022

Dear Denis:

I am pleased to confirm the offer extended to you to join Tumbleweed Communications Corp. (the “Company”) in the position of Vice President, reporting to Senior Vice President and General Manager of the Valicert Business Unit, on the terms and conditions set forth below.

Effectiveness of this Agreement. This offer is effective upon and subject to the Closing, as that term is defined in the Agreement and Plan of Reorganization and Merger, dated February 18, 2003, between the Company, Valicert, Inc. and Velocity Acquisition Sub, Inc., (the “Merger Agreement”). This offer is further conditioned upon you and Valicert, Inc. not modifying, enhancing or altering in any way your current employment arrangement with Valicert, Inc., prior to the Closing, without the Company’s express, written consent, which will not be unreasonably withheld. The foregoing restriction includes, but is not limited to, entering into any new agreements, or modifying any existing agreements or arrangements, with respect to compensation, benefits, loans (including payment terms, interest and/or loan forgiveness) employment terms, stock options or grants, change in control contingencies and severance or termination payments.

Salary and Benefits. Your salary will be $135,000 on an annualized basis, payable in accordance with the Company’s standard payroll procedures (“Base Salary”). You will also be eligible for certain quarterly bonuses and incentive compensation of up to $135,000 based on the achievement of certain performance objectives, as set forth in Exhibit A, attached hereto. All Base Salary and bonus payments you receive hereunder are subject to normal tax withholdings. You will also be eligible to participate in all health benefits, insurance programs, retirement plans and other employee benefit programs and arrangements (collectively, the “Employee Benefits”) available to employees of the Company generally, subject to the terms and conditions of those Employee Benefit plans and as may be amended from time to time.

At-Will Employment. If you choose to accept this offer, you and the Company agree that your employment is at-will and, thus, is for no specific period. As a result, you are free to resign at any time, for any reason, or for no reason. Similarly, the Company is free to conclude its at-will employment relationship with you at any time, with or without cause. The Company’s provision of the Special Severance Payment under the specific circumstances set forth below does not alter or otherwise modify the at-will nature of your employment with the Company but merely sets forth the specific conditions under which you may be eligible for severance benefits.

Special Severance Payment. You will be eligible during the first ninety (90) calendar days of your employment with the Company (with employment commencing on the Closing) (the “Special Severance Period”) for a Special Severance Payment, payable only in the event that the Company terminates your employment during the Special Severance Period without “Cause” (as defined below) and not on account of your death, “Disability” (as defined below) or for Cause. If, during the Special Severance Period, the Company terminates your employment for any reason other than Cause, death or Disability, and provided you execute a waiver and release agreement releasing any and all potential claims you may have against the Company at the time of termination, you will be entitled to receive, as your sole and exclusive remedy (i) an amount equal to twelve (12) months of your Base Salary then in effect at the time notice of termination is provided to you or $135,000 whichever is greater, paid in accordance with the Company’s normal payroll practices and subject to normal tax withholdings, and (ii) reimbursement of twelve (12) months of COBRA premiums for your and your family, paid in accordance with the Company’s normal reimbursement procedures (the “Special Severance Payment”). The Special Severance Payment shall be in addition to any earned but unpaid Base Salary, bonuses and incentive compensation through the date of termination, as well as any accrued but unused vacation and vested benefits to which you may be entitled in accordance with the terms of any applicable Employee Benefit plan. If, during the Special Severance Period, your employment is terminated by the Company for Cause, on account of your death or Disability or in the case that you voluntarily resign your employment with the Company for any reason, you (or your estate, conservator or designated beneficiary, as the case may be) shall only be entitled to receive payment of any earned but unpaid Base Salary, bonuses and incentive compensation through the date of termination, as well as any accrued but unused vacation and vested benefits to which you are entitled in accordance with the terms of any applicable Employee Benefit plan.

Termination after the Special Severance Period. If, after the expiration of the Special Severance Period, your employment is terminated by the Company for any reason other than Cause (as defined below), death or Disability (as defined below), and provided you execute a waiver and release agreement releasing any and all potential claims you may have against the Company at the time of termination, you will be entitled to receive, as your sole and exclusive remedy (i) an amount equal to four (4) months of your Base Salary, then in effect at the time notice of termination is provided to you, or $45,000 whichever is greater paid in accordance with the Company’s normal payroll practices and subject to normal tax withholdings, and (ii) reimbursement of four (4) months of COBRA premiums, paid in accordance with the Company’s normal reimbursement procedures. In the event your employment is terminated by the Company after the expiration of the Special Severance Period for Cause, on account of your death or Disability or in the case that you voluntarily resign your employment with the Company for any reason, you (or your estate, conservator or designated beneficiary, as the case may be) shall only be entitled to receive payment of any earned but unpaid Base Salary, bonuses or incentive compensation through the date of termination, as well as any accrued but unused vacation and vested benefits to which you are entitled in accordance with the terms of any applicable Employee Benefit plan.

Cause. For purposes of this agreement, and to determine your eligibility for the severance benefits discussed above, “Cause” means your: (i) conviction of, guilty plea to, or entry of a nolo contendere plea to, a felony or other crime involving moral turpitude; (ii) willful or negligent engagement in conduct that is materially injurious to the Company, financially or otherwise; or (iii) breach of any material term of this agreement.

Disability. For purposes of this agreement, “Disability” means an illness, injury or other incapacitating condition as a result of which you are unable to perform, with reasonable accommodation, your duties under this agreement for (i) thirty (30) consecutive days or (ii) a period or periods aggregating more than ninety (90) days in any six (6) consecutive months. In any such event, the Company, in its sole discretion, may terminate this agreement by giving notice of its decision to terminate your employment for Disability. You agree to submit to such medical examinations as may be necessary to determine whether a Disability exists and any determination as to the existence of a Disability shall be made by a physician selected by the Company.

Proprietary Information. As a condition of employment, you will be required to sign the Company’s Proprietary Information and Inventions Agreement, a copy of which is being provided to you with this agreement. Please read and sign it and return it to Bernard J. Cassidy, the Company’s General Counsel.

Federal Immigration Compliance: In accordance with federal law, you will be required to demonstrate employment eligibility, which includes verification of your identity and of your authorization to work in the United States. The Company requests that you provide proper documentation on your first day at work and, in any event, it must be provided to the Company no later than three (3) business days from your date of hire.

Miscellaneous. This agreement, together with the Proprietary Information and Inventions Agreement and any plan documents governing Employee Benefits, contain all the understandings between you and the Company with respect to your employment with the Company and supersedes all other prior agreements and understandings, whether oral or in writing. No provision of this agreement may be amended or waived unless agreed to in writing, signed by you and a duly authorized officer of the Company. This agreement will be governed by and construed in accordance with the laws of the State of California.

We hope you agree that you have a great contribution to make to the Company, and that you will find working here a rewarding experience. To indicate your acceptance of this offer of employment on the terms and conditions set forth above, please sign and date this confirmation form and return it to the Company.

This offer will terminate at midnight on February 18, 2003.

/s/    DOUGLAS A. SABELLA

Douglas A. Sabella

President and Chief Operating Officer

Tumbleweed Communications Corp.

Please indicate acceptance of this offer by returning this form with your signature.

I agree to and accept the enclosed offer of employment with Tumbleweed Communications Corp. effective upon and subject to the Closing of the Transaction.

/s/ DENIS BROTZEL	2/18/03
Denis Brotzel	Date

Exhibit A

To be determined within thirty (30) days of the date of this Agreement.